Exhibit 3.1(a)

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  SRKP 1, INC.

            SRKP 1, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

            DOES HEREBY CERTIFY:

            FIRST: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                                   "ARTICLE IV

      Section 1. Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred Ten Million (110,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated, "Common Stock" and "Preferred Stock." The Corporation shall be authorized to issue One Hundred Million (100,000,000) shares of Common Stock, each share to have a par value of $.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, each share to have a par value of $.001 per share.

      Section 2. Common Stock. The Board of Directors of the Corporation may authorize the issuance of shares of Common Stock from time to time. The Corporation may reissue shares of Common Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law.

      Section 3. Preferred Stock. The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. The Corporation may reissue shares of Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.


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      Section 4. Dividends and Distributions. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

      Section 5. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

      Section 6. Effective upon the filing of this Certificate of Amendment to the Certificate of Incorporation (the "Effective Time"), each one issued and outstanding share of Common Stock shall be split into two validly issued, fully paid and nonassessable shares of Common Stock (the "Forward Stock Split"). The par value of the Stock shall not be affected by the Forward Stock Split. Each stock certificate that prior to the Effective Time represented shares of Common Stock shall, following the Effective Time, represent the number of shares into which the shares of Common Stock represented by such certificate shall have been combined. No fractional shares or scrip shall be issued by reason of this Amendment, nor shall any fractional shares or scrip be issuable in respect of any options, warrants or other rights of any nature heretofore existing to acquire shares of Common Stock. The total authorized stock of the corporation set forth in Section 1 of this Article IV sets forth the total authorized stock of the corporation after giving effect to the Forward Stock Split.

            SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

            IN WITNESS WHEREOF, I, the undersigned, being the President of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the Delaware General Corporation Law, do make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true and accordingly have hereunto set my hand, as of this 8th day of July, 2005.


                                                 By:  /s/ Richard Rappaport
                                                      --------------------------
                                                 Name:    Richard Rappaport
                                                 Title:   President